Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of May 17, 2023, by and among Talen Energy Corporation, a Delaware corporation (the “Company”), the undersigned holders of Registrable Securities (as defined below), and such other holders of Registrable Securities that join this Agreement pursuant to the provisions herein. Such holders of Registrable Securities party hereto are collectively referred to herein as the “Holders.”
ARTICLE I
DEFINITIONS
In this Agreement:
“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.
“Agreement” has the meaning set forth in the Preamble.
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by applicable law to be closed in New York, New York or Houston, Texas.
“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted.
“Company” has the meaning set forth in the Preamble.
“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
“Demand Holder” has the meaning set forth in Section 2.1(a) hereof.
“Demand Notice” has the meaning set forth in Section 2.1(a) hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Holders” has the meaning set forth in the Preamble.
“Initial Public Offering” means a transaction or action pursuant to which the Shares of Common Stock are first listed on a national securities exchange in the United States.

“LoBiondo” means Leonard LoBiondo.
“LoBiondo Warrant” means that certain warrant to purchase Shares of Common Stock issued to LoBiondo effective as of May 17, 2023.
“Permitted Transferee” means, with respect to each of the LoBiondo Warrant and Riverstone Warrant, any Person who is a holder of the LoBiondo Warrant or Riverstone Warrant following a valid transfer thereof pursuant to the terms of such warrants, or who holds Shares issued pursuant to the valid exercise of the LoBiondo Warrant or Riverstone Warrant and becomes a party hereto by executing and delivering an assignment and joinder agreement to the Company, substantially in the form of Exhibit A to this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any governmental authority or any department, agency or political subdivision thereof.
“Plan” means the Joint Chapter 11 Plan of Talen Energy Supply, LLC and Its Affiliated Debtors confirmed by order, dated December 15, 2022 and as amended, of the Bankruptcy Court for the Southern District of Texas, jointly administered under the caption “In re: TALEN ENERGY SUPPLY, LLC, et al., Debtors,” Case No. 22-90054 (MI).
“Potential Participant” has the meaning set forth in Section 2.6.
“Recognized Exchange” means The New York Stock Exchange or the Nasdaq Stock Market.
“Registrable Securities” means the Shares issued to the Holders and their Affiliates pursuant to the Plan and Shares issued pursuant to the valid exercise of the LoBiondo Warrant and the Riverstone Warrant. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when: (i) a registration statement covering the resale of such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement; (ii) such Registrable Securities have been sold pursuant to Rule 144 or Rule 145 (or any successor rules or regulations then in force) under the Securities Act and the transferee thereof reasonably notifies the Company that it did not receive “restricted securities” as defined in Rule 144 and has complied with Section 6.1; (iii) such Registrable Securities are held by a Holder that together with its Affiliates beneficially owns Shares representing less than 3% of the aggregate voting power of Shares eligible to vote in the election of directors of the Company provided, that, with respect to LoBiondo, such threshold shall not apply and the securities underlying the LoBiondo Warrant shall additionally cease to constitute Registrable Securities on the date which such securities may be sold pursuant to Rule 144 without volume limitations; or (iv) such Registrable Securities cease to be outstanding (or issuable upon exercise).

“Registration Expenses” means any and all expenses incurred in connection with the performance of or compliance with this Agreement, including:
(a)    all SEC, stock exchange, or FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA, and of its counsel);
(b)    all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities);
(c)    all printing, messenger and delivery expenses;
(d)    all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or FINRA and all rating agency fees;
(e)    the reasonable fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance (including, without limitation, any such audits and comfort letters relating to financial statements pursuant to Rule 3-05 of Regulation S-X and Article 11 thereunder);
(f)    any fees and disbursements of underwriters customarily paid by the issuers or sellers of Securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but, for the avoidance of doubt, excluding underwriting fees, discounts, selling commissions and transfer taxes;
(g)    the reasonable fees and out-of-pocket expenses of not more than one law firm (as selected by Holders of a majority of the Registrable Securities included in such registration) incurred by all the Holders in connection with the registration;
(h)    the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of the Holders to the extent the Holders are invited to participate by the Company); and
(i)    any other fees and disbursements customarily paid by the issuers of Securities.
“Riverstone Parties” means collectively Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC.
“Riverstone Warrant” means those certain warrant certificates to purchase Shares of Common Stock issued to each of the Riverstone Parties effective as of May 17, 2023.
“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Shares” means shares of Common Stock of the Company, including Shares underlying warrants of the Company when issued upon the valid exercise of such warrants.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or general partner of such limited liability company, partnership, association or other business entity.
“Underwritten Block Trade” has the meaning set forth in Section 2.6.
“Warrant Holders” means LoBiondo and the Riverstone Parties, and such parties’ Permitted Transferees.
“WKSI” means a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.
ARTICLE II
DEMAND AND PIGGYBACK RIGHTS
2.1    Right to Demand a Non-Shelf Registered Offering.
(a)    Upon the written demand of any Holder of Registrable Securities who is not a Warrant Holder (a “Demand Holder”) made at any time and from time to time, in each case, after the Company’s Initial Public Offering (a “Demand Notice”), the Company will facilitate in the manner described in this Agreement a non-shelf registered offering of the Registrable Securities requested by any such Demand Holders to be included in such offering provided, that (i) the market value, based on the closing price of the Common Stock on the

Business Day immediately preceding the date of the Demand Notice, of the aggregate amount of Registrable Securities requested to be included in such non-shelf registered offering is at least $25 million, and (ii) the Company shall not be obligated to effect more than three such non-shelf registered offering demands in any twelve-month period.
(b)    Any demanded non-shelf registered offering pursuant to Section 2.1(a) may, at the Company’s option, include Shares to be sold by the Company for its own account and will also include Registrable Securities to be sold by Holders that exercise their related piggyback rights pursuant to Section 2.2 hereof and any other Registrable Securities to be sold by the holders of registration rights granted other than pursuant to this Agreement exercising such rights, in each case, to the extent exercising such rights on a timely basis. In order to be valid, the Demand Notice must provide the information described in Section 3.1 hereof (if applicable) and Section 4.6 hereof or be followed by such information, when requested as contemplated by Section 4.6 hereof.
(c)    Without limiting any other obligations of the Company hereunder, as soon as reasonably practicable, but in no event later than 75 days after receiving a valid Demand Notice satisfying the criteria set forth in this Section 2.1, the Company shall use its commercially reasonable efforts to file with the SEC a registration statement covering all of the Registrable Securities covered by such Demand Notice as well as any other Registrable Securities as to which registration is properly requested in accordance with Section 2.2 hereof (which other Registrable Securities may be included by means of a pre-effective amendment) and any other registrable securities properly requested in accordance with other registration rights agreements with the Company, but subject in each case to any cutbacks imposed in accordance with Section 3.5 hereof and the limitations set forth in Section 2.5 hereof. Notwithstanding anything to the contrary herein, any such registration statement filed pursuant to this Section 2.1 shall, upon the request of such Demand Holders, permit resales of Registrable Securities on a delayed or continuous basis in accordance with Rule 415 under the Securities Act and not require an underwritten offering.
2.2    Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of Shares covered by a non-shelf registration statement after the Company’s Initial Public Offering (whether pursuant to the exercise of demand rights or at the initiative of the Company), the Holders may exercise piggyback rights to have included in such offering, Registrable Securities held by them, subject in each case to any cutbacks imposed in accordance with Section 3.5 hereof and the limitations set forth in Section 2.5 hereof. The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering.
2.3    Right to Demand and be Included in a Shelf Registration. Upon the demand of any Demand Holder, LoBiondo or the Riverstone Parties, made at any time and from time to time when the Company is eligible to utilize Form S-3 or a successor form to register Shares in a secondary offering to be made on a delayed or continuous basis in accordance with Rule 415 under the Securities Act, the Company will facilitate in the manner described in this Agreement a shelf registration of Registrable Securities held by all of the Holders, provided that, LoBiondo and the Riverstone Parties are only entitled to one (1) demand each under this Section 2.3, and may not exercise a demand under this Section 2.3 if the Registrable Securities held by such party are effectively registered under any other registration statement at that time. For the avoidance of doubt, the Riverstone Parties may only make one demand under this Section 2.3, collectively. Promptly upon receiving any demand (but in no event more than 30 days after receipt of a demand for such registration) from any Demand Holder, LoBiondo or the Riverstone Parties, the Company shall use its commercially reasonable efforts to file a registration statement on Form S-3 relating to such demand. Any shelf registration filed pursuant to this Section 2.3 by the Company covering Shares will cover all Registrable Securities held by each of the Holders (and with respect to any particular Holder, subject to such Holder’s compliance with Section 4.6). If at the time of such request the Company is eligible for WKSI status, such shelf registration shall, upon the request of any Demand Holder, LoBiondo or the Riverstone Parties, be an automatic shelf registration statement. The Company shall cause such automatic shelf registration statement filed pursuant to this Section 2.3 to remain effective thereafter until the earlier of (i) three years after the effectiveness thereof, and (ii) such time as there are no longer any Registrable Securities.
2.4    Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of any Demand Holder, made at any time and from time to time after a shelf registration statement on Form S-3 (or such successor form) has become effective pursuant to Section 2.3 above, the Company will facilitate in the manner described in this Agreement an underwritten offering of Registrable Securities off of such effective shelf registration statement provided that the aggregate anticipated offering price of such underwritten offering is at least $25 million. In connection with any underwritten shelf takedown (whether pursuant to the exercise of such demand rights by any of the Demand Holders or at the initiative of the Company), the Holders may exercise piggyback rights to have included in such takedown Registrable Securities held by them that are registered on such shelf.
2.5    Limitations on Demand and Piggyback Rights.
(a)    Any demand for the filing of a registration statement or for a registered offering or takedown, and the exercise of any piggyback registration rights, will be subject to the constraints of any applicable lockup arrangements, and any such demand must be deferred until such lockup arrangements no longer apply. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, the Holders will not have piggyback or other registration rights with respect to the following registered primary offerings by the Company: (i) a registration relating solely to employee benefit plans; (ii) a registration on Form S-4 or S-8 (or other similar successor forms then in effect under the Securities Act); (iii) a registration pursuant to which the Company is offering to exchange its own Securities for other Securities; (iv) a registration statement relating solely to dividend reinvestment or similar plans; (v) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for common equity and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the common equity into which such notes may be converted; (vi) a registration where the Registrable Securities are not being sold for cash; or (vii) a registration of Securities where the offering is a bona fide offering of debt securities, even if such Securities are convertible into or exchangeable or exercisable for Shares.
(b)    The Company may postpone the filing of a demanded registration statement or suspend the effectiveness of any shelf registration statement for a “blackout period” not in excess of 90 days if the board of directors of the Company determines in good faith that such registration or offering could (i) materially interfere with a bona fide business, reorganization, acquisition or divestiture or financing transaction of the Company or its Subsidiaries; (ii) require disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential; or (iii) be reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect the Company; provided, that, the Company shall not delay the filing of any demanded registration statement or suspend the effectiveness of any shelf registration statement more than once in any 12-month period (except that the Company shall be able to use this right more than once in any 12-month period if the Company is exercising such right during the 15-day period prior to the Company’s regularly scheduled quarterly earnings announcement and the total number of days of postponement in such 12-month period does not exceed 120 days). The blackout period will end upon the earlier to occur of, (i) in the case of a bona fide business, acquisition or divestiture or financing transaction, a date not later than 90 days from the date such deferral commenced, and (ii) in the case of disclosure of non-public information, the earlier to occur of (x) the filing by the Company of its next succeeding Form 10-K or Form 10-Q, or (y) the date upon which such information otherwise is disclosed or becomes public knowledge.
2.6    Block Trades. If any Demand Holder desires to engage in an underwritten block trade or bought deal pursuant to a shelf registration statement (either through filing an automatic shelf registration statement or through a take-down from an already existing shelf registration statement) (each, an “Underwritten Block Trade”), then, notwithstanding the time periods set forth in Section 2.1(c), the Demand Holders shall notify the Company of the Underwritten Block Trade not less than three (3) Business Days prior to the day such offering is first anticipated to commence. The Company will use its commercially reasonable efforts to promptly notify the other Holders of such Underwritten Block Trade at the address provided in writing to the Company prior to such trade and such notified Holders (each, a “Potential Participant”) may elect whether or not to participate no later than the next Business Day (i.e. two (2) Business Days prior to the day such offering is to commence) (unless a longer period is agreed to by the requesting Holders), and the Company will as expeditiously as possible use its commercially reasonable efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) Business Days after the date it commences). The Demand Holders representing a majority of the Registrable Securities wishing to engage in the Underwritten Block Trade shall, to the extent practicable, use commercially reasonable efforts to work with the Company and any underwriters prior to making such request in order to facilitate preparation of any registration statement, prospectus and other offering documentation related to the Underwritten Block Trade. Any Potential Participant’s request to participate in an Underwritten Block Trade shall be binding on the Potential Participant. Notwithstanding anything to the contrary in this Agreement, any

Underwritten Block Trade requested hereunder must be for aggregate expected proceeds of at least $25 million.
ARTICLE III
NOTICES, CUTBACKS AND OTHER MATTERS
3.1    Notifications Regarding Registration Statements. In order for any of the Demand Holders to exercise their right to demand pursuant to Article II that a registration statement be filed, they must include in their Demand Notice the number of Registrable Securities sought to be registered and the proposed plan of distribution.
3.2    Notifications Regarding Registration Piggyback Rights.
(a)    In the event that the Company receives (i) any demand from Demand Holders pursuant to Section 2.1 hereof, or (ii) if the Company files a registration statement with respect to a non-shelf registered offering, the Company will promptly give to each of the Holders a written notice thereof no later than 5:00 p.m., New York City time, on the fifth Business Day following receipt by the Company of such demand or the filing of such registration statement, as applicable. Any Holder wishing to exercise its piggyback rights with respect to any such non-shelf registration statement must notify the Company and the other Holders of the number of Registrable Securities it seeks to have included in such registration statement in a written notice. Such notice must be given as soon as practicable, but in no event later than 5:00 p.m., New York City time, on the fifth Business Day prior to the date on which the preliminary prospectus intended to be used in connection with pre-effective marketing efforts for the relevant offering is expected to be finalized.
(b)    Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain confidentiality of their discussions regarding a prospective non-shelf registration.
3.3    Notifications Regarding Demanded Underwritten Takedowns.
(a)    The Company will keep the Holders reasonably apprised of all pertinent aspects of any underwritten shelf takedown demanded by any other Holders in order that Holders may have a reasonable opportunity to exercise their related piggyback rights. Without limiting the Company’s obligation as described in the preceding sentence, having a reasonable opportunity requires that the Holders be notified by the Company of an anticipated underwritten takedown (whether pursuant to a demand made by Demand Holders or made at the Company’s own initiative) no later than 5:00 p.m., New York City time, on (i) if applicable, the second Business Day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such takedown is finalized, and (ii) in all cases, the second Business Day prior to the date on which the pricing of the relevant takedown occurs.
(b)    Any Holder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company and the other Holders of the number of

Registrable Securities it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 p.m., New York City time, on (i) if applicable, the Business Day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the Business Day prior to the date on which the pricing of the relevant takedown occurs.
(c)    Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain confidentiality of their discussions regarding a prospective underwritten takedown.
3.4    Plan of Distribution, Underwriters and Advisors. If a majority of the Registrable Securities proposed to be sold in an underwritten offering through a non-shelf registration statement or through a shelf takedown is being sold by the Company for its own account, the Company will be entitled to determine the plan of distribution and select the managing underwriters and any provider of advisory services for such offering. Otherwise, Holders holding a majority of the Shares requested to be included will be entitled to determine the plan of distribution and select the managing underwriters and any provider of advisory services; provided, that, such investment banker or bankers, managers and providers of advisory services shall be reasonably satisfactory to the Company.
3.5    Cutbacks. If the managing underwriters advise the Company and the selling Holders that, in their opinion, the number of Registrable Securities requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Registrable Securities being offered, the price that will be paid in such offering or the marketability thereof, such offering will include only the number of Registrable Securities that the underwriters advise can be sold in such offering in the following order of priority:
(a)    If such underwritten offering is initiated by the Demand Holders pursuant to Article II, then, with respect to each class proposed to be registered:
(1)    first, the Registrable Securities beneficially owned by the Demand Holders that have demanded such offering, allocated pro rata among such Demand Holders on the basis of the number of Registrable Securities beneficially owned by each such Demand Holder;
(2)    second, the Registrable Securities beneficially owned by Holders that requested to be included in such demand registration (including by exercise of piggyback rights), other than the Demand Holders, allocated pro rata among the respective Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Holder;
(3)    third, any Securities to be sold by the Company for its own account requested to be included in such demand registration by the Company; and

(4)    fourth, other Securities held by third parties requested to be included in such demand registration pursuant to registration rights granted to such third party holder.
(b)    If such underwritten offering is initiated by the Company, then, with respect to each class proposed to be registered:
(1)    first, any Securities to be sold by the Company for its own account requested to be included in such registration by the Company;
(2)    second, the Registrable Securities beneficially owned by Holders that requested to be included in such registration (including by exercise of piggyback rights), allocated pro rata among the respective Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Holder; and
(3)    third, other Securities held by third parties requested to be included in such registration pursuant to registration rights granted to such third party holder.
(c)    If such underwritten offering is initiated by any third party holder, then, with respect to each class proposed to be registered:
(1)    first, other Securities held by third parties requested to be included in such demand registration pursuant to registration rights granted to such third party holder;
(2)    second, the Registrable Securities beneficially owned by Holders that requested to be included in such demand registration (including by exercise of piggyback rights), allocated pro rata among the respective Holders beneficially owning such Registrable Securities on the basis of the number of Registrable Securities beneficially owned by each such Holder; and
(3)    third, any Securities to be sold by the Company for its own account requested to be included in such demand registration by the Company.
To the extent of any remaining capacity, and in all other cases, the selling Holders (and any other Persons having registration rights pari passu with the Holders and participating in such offering) and the Company will be subject to cutback pro rata based on the number of Registrable Securities initially requested by them to be included in such offering, without distinguishing between Holders (or other Persons exercising pari passu registration rights) based on who made the demand for such offering or otherwise.
3.6    Withdrawals. Even if Registrable Securities held by a Holder have been part of a registered underwritten offering, such Holder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Securities being offered for its account.

3.7    Lockups. In connection with any underwritten offering of Shares, the Company and, to the extent participating in such offering, each participating Holder and each of its controlled affiliates, if requested by the underwriters, will agree (in the case of Holders, with respect to all Shares respectively beneficially owned by them) to be bound by the lockup restrictions required by the underwriting agreement (which must apply in like manner to all of them) that are agreed to by the Company.
ARTICLE IV
FACILITATING REGISTRATIONS AND OFFERINGS
4.1    General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of Registrable Securities on behalf of Holders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Securities for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Article IV.
4.2    Registration Statements. In connection with each registration statement that is demanded by Demand Holders in accordance with this Agreement or as to which piggyback rights otherwise apply, the Company will use commercially reasonable efforts to:
(a)    (i) prepare and file with the SEC a registration statement on an appropriate form covering the applicable Registrable Securities, (ii) file amendments thereto as warranted, (iii) seek the effectiveness thereof, and (iv) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Holders and as reasonably necessary in order to permit the offer and sale of such Registrable Securities in accordance with the applicable plan of distribution;
(b)    (i) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus (in each case including all exhibits filed therewith), provide copies of such documents to the selling Holders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Holders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Holders or any underwriter available for discussion of such documents; and (ii) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the Holders and underwriters; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Holders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;
(c)    notify each Holder as soon as reasonably practicable, and, if requested by such Holder, confirm such advice in writing, (i) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
(d)    furnish counsel for each underwriter, if any, and for the Holders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;
(e)    comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and
(f)    obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time.
4.3    Non-Shelf Registered Offerings, Shelf Takedowns and Alternative Transactions. In connection with any non-shelf registered offering, shelf takedown or Alternative Transaction (as defined below) that is demanded by Demand Holders or as to which piggyback rights otherwise apply, the Company will use commercially reasonable efforts to:
(a)    cooperate with the selling Holders and the managing underwriter of an underwritten offering of Shares, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold and not bearing any restrictive legends; and enable such Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the managing underwriter of an underwritten offering of Shares, if any, may reasonably request at least five (5) Business Days prior to any sale of such Shares;
(b)    furnish to each Holder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(c)    (i) register or qualify the Registrable Securities being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or blue sky laws of such jurisdictions as each underwriter, if any, or any Holder holding Registrable Securities covered by a registration statement, shall reasonably request; (ii) keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;
(d)    cause all Registrable Securities being sold to be qualified for inclusion in or listed on any Recognized Exchange on which Registrable Securities issued by the Company are then so qualified or listed if so requested by the Holders, or if so requested by the underwriter or underwriters of an underwritten offering of Registrable Securities, if any;
(e)    cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;
(f)    facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making “road show” presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the Holders or the lead managing underwriter of an underwritten offering;
(g)    enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition including, but not limited to, any disposition in an Alternative Transaction, of such Registrable Securities and in connection therewith:
(1)    make such representations and warranties to the selling Holders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;
(2)    obtain opinions of counsel to the Company covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings;
(3)    to the extent requested and customary for the relevant transaction, obtain “cold comfort” letters and updates thereof (including, without limitation, any such audits and comfort letters relating to financial statements pursuant to Rule 3-05 of Regulation S-X and Article 11 thereunder) from the Company’s independent certified public accountants which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings; and
(4)    to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Holders, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.
(h)    use its commercially reasonable efforts to cooperate in a timely manner with any request of the Holders holding shelf registered securities in respect of any block trade or customary hedging transaction that is registered pursuant to a shelf registration that is not a firm commitment underwritten offering (each, an “Alternative Transaction”), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other commercially reasonable assistance in respect of such Alternative Transactions of the type applicable to a public offering subject to this Section 4.3, to the extent customary for such transactions.
4.4    Registrable Securities Transactions. If requested by any Holder in connection with any transaction involving any Registrable Securities (including any sale or other transfer of such securities without registration under the Securities Act, any margin loan with respect to such securities and any pledge of such securities), the Company will use commercially reasonable efforts to provide such Holder with customary assistance to facilitate such transaction, including, without limitation, (i) such action as such Holder may reasonably request from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act and (ii) entering into an “issuer’s agreement” in connection with any margin loan with respect to such securities in customary form.
4.5    Due Diligence. In connection with each registration and offering of Registrable Securities to be sold by Holders, the Company will, in accordance with customary practice, make available for inspection by underwriters, including any underwriter or counterparty in an Alternative Transaction participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to Section 4.3, and any counsel or accountant retained by such underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers, employees, outside counsel and accountants of the Company to supply all information reasonably requested by any such underwriter, counsel or accountant in connection with their due diligence exercise, including through in-person meetings, but subject to customary privilege constraints.
4.6    Information from Holders. Each Holder that holds Registrable Securities proposed to be covered by any registration statement will promptly furnish to the Company such information regarding itself as is required to be included in the registration statement or is otherwise required by FINRA or the SEC in connection with such registration statement, the ownership of Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.
4.7    Expenses. All Registration Expenses incurred in connection with any registration statement or registered offering covering Registrable Securities held by the selling Holders will be borne by the Company. However, underwriters’, brokers’ and dealers’ fees, discounts and commissions applicable to Registrable Securities sold for the account of a Holder will be borne by such Holder.
ARTICLE V
INDEMNIFICATION
5.1    Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement pursuant to rights granted in this Agreement of Registrable Securities held by Holders, the Company will indemnify and hold harmless Holders, their officers, directors and affiliates, and each underwriter of such securities and each other Person, if any, who Controls any Holder or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable documented legal fees and costs of court), joint or several, to which Holders or such underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which such Shares are offered and relating to action taken or action or inaction required of the Company in connection with such offering, or arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained, on its effective date, in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; and will reimburse Holders and each such underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Holder or its underwriters or controlling Persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or such amendment or supplement, in reliance upon and in conformity with information furnished by such Holder in writing to the Company or such underwriter specifically for use in the preparation thereof.

5.2    Indemnification by Holders. Each Holder as a condition to including Registrable Securities in such registration statement will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1 hereof) the Company, each director of the Company, each officer of the Company who shall sign the registration statement, and any Person who Controls the Company within the meaning of the Securities Act, (i) with respect to any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such Holder in writing specifically for use in the preparation of such registration statement or amendment or supplement, and (ii) with respect to compliance by such Holder with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement.
5.3    Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 5.1 and Section 5.2 hereof, the indemnified party will, if a claim in respect thereof is to be made or may be made against an indemnifying party, give written notice to such indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Article V, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense other than reasonable costs of investigation. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within thirty (30) days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (not to be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.
5.4    Contribution. If the indemnification required by this Article V from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative benefits received by a party shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by it bear to the total amounts (including, in the case of any underwriter, any underwriting commissions and discounts) received by each other party. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 5.4.
Notwithstanding the provisions of this Section 5.4, no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by such indemnifying party exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such a fraudulent misrepresentation.
ARTICLE VI
OTHER AGREEMENTS
6.1    Assignment. Neither the Company nor any Holder shall assign all or any part of this Agreement without the prior written consent of the Company and Holders of a majority of the Registrable Securities; provided, however, that without the prior written consent of the

Company, the Holders may assign their rights and obligations under this Agreement in whole or in part to (i) any of their Affiliates and/or (ii) any Person who becomes a holder of Registrable Securities upon a distribution by any of the Holders of shares of Common Stock to their members, limited partners or stockholders that becomes a party hereto by executing and delivering an assignment and joinder agreement to the Company, substantially in the form of Exhibit A to this Agreement. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.
6.2    Merger or Consolidation. In the event the Company engages in a merger or consolidation in which the Registrable Securities are converted into securities of another company, the Company shall use commercially reasonable efforts to ensure that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities.
6.3    Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Holder, make publicly available such information) and it will take such further action as any Holder may reasonably request, so as to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the SEC.
6.4    In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will, subject to applicable lockups, work with such Holder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder.
ARTICLE VII
MISCELLANEOUS
7.1    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, fax or air courier guaranteeing delivery to the Persons at the respective addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)    If to the Company, to:
Talen Energy Corporation
1780 Hughes Landing Blvd., Suite 800
The Woodlands, TX 77380
Attention: General Counsel
Email: legalservices@talenenergy.com

(b)    If to the Holders, to the notice addresses set forth in Exhibit B.
Any such notice, request, demand or other communication shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by facsimile or electronic transmission, (ii) on the first Business Day after being sent if delivered by nationally recognized overnight delivery service and (iii) upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail if delivered by mail.
7.2    Section Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.
7.3    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
7.4    Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.
(a)    The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof in any action or proceeding arising out of or relating to this Agreement.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
7.5    Amendments.
(a)    This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument, signed by (x) the Company and (y) the Holders of a majority of Registrable Securities; provided, that, no provision of this Agreement shall be modified or amended in a manner that is, in each case, in the good faith determination of the Board of Directors of the Company, disproportionately and materially adverse to any Holder or that would treat any Holder less favorably than any other Holder with respect to its Registrable Securities, in each case, without the prior written consent of such Holder. For the avoidance of doubt, the Holders of a majority of Registrable Securities may waive all rights of any Holder to participate in a piggyback registration pursuant to Article II of this Agreement so long as no Holder participates in the related public offering.
7.6    Term. This Agreement will terminate (i) as to any Holder, when it no longer holds any Registrable Securities and (ii) at such time as there are no Registrable Securities held by any Holders. Notwithstanding the foregoing, Article V, Section 7.1 and Section 7.3 shall survive any termination.

7.7    Future Registration Rights. The Company shall not, prior to the termination of this Agreement, grant any registration rights that, in the good faith determination of the Board of Directors, are inconsistent with the rights granted to the Holders hereby.
7.8    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The registration rights granted under this Agreement supersede any registration, qualification or similar rights with respect to any of the Registrable Securities granted under any other agreement, and any of such preexisting registration rights are hereby terminated.
7.9    Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.
7.10    Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronic mail, in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)), each of which shall be deemed an original, but all of which together shall constitute the same instrument.
7.11    Third Parties. Except pursuant to Article V, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.
7.12    Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

TALEN ENERGY CORPORATION

By:	/s/ John Chesser
Name: John Chesser
	Title:	Chief Financial Officer and Treasurer
Signature Page to Talen Energy Corporation Registration Rights Agreement

HOLDERS:

By:	/s/ Leonard LoBiondo
Name: Leonard LoBiondo

BEMAP MASTER FUND LTD

By: Rubric Capital Management LP, its Sub-Manager

By:	/s/ Michael Nachmani
Name: Michael Nachmani
Title: Authorized Signatory

BLACKSTONE CSP-MST FMAP FUND

By: Rubric Capital Management LP, its Sub-Manager

By:	/s/ Michael Nachmani
Name: Michael Nachmani
Title: Authorized Signatory

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of certain funds it manages

By:	/s/ Kristine M. Nishiyama
Name: Kristine M. Nishiyama
Title: Authorized Signatory
Signature Page to Talen Energy Corporation Registration Rights Agreement

CARRONADE CAPITAL MASTER, LP

By: Carronade Capital GP LLC, its general partner

By:	/s/ Dan Gropper
Name: Dan Gropper
Title: Managing Member

CF TLNE LP

By: CF TLNE GP LLC, its general partner

By:	/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

CF TLNE 2023 LP

By: CF TLNE GP LLC, its general partner

By:	/s/ Leigh M. Grimner
Name: Leigh M. Grimner
Title: Deputy Chief Financial Officer

CITADEL CREDIT MASTER FUND LLC

By its Manager, Citadel Advisors LLC

By:	/s/ Christopher L. Ramsay
Name: Christopher L. Ramsay
Title: Authorized Signatory
Signature Page to Talen Energy Corporation Registration Rights Agreement

CQS (UK) LLP AS AGENT FOR BIWA FUND LIMITED

By:	/s/ Atholl Wilton
Name: Atholl Wilton
Title: Authorized Signatory

CQS (UK) LLP AS AGENT CQS ACS FUND, a sub-fund of CQS Global Funds ICAV

By:	/s/ Atholl Wilton
Name: Atholl Wilton
Title: Authorized Signatory

CQS (UK) LLP AS AGENT CQS DIRECTIONAL OPPORTUNITIES MASTER FUND LIMITED

By:	/s/ Atholl Wilton
Name: Atholl Wilton
Title: Authorized Signatory

FRANKLIN ADVISERS, INC., as investment manager on behalf of the accounts listed below on Exhibit B

By:	/s/ Glenn Voyles
Name: Glenn Voyles
Title: SVP
Signature Page to Talen Energy Corporation Registration Rights Agreement

MONARCH CAPITAL MASTER PARTNERS V LP

By: Monarch Alternative Capital LP, as investment adviser

By:	/s/ Michael Weinstock
Name: Michael Weinstock
Title: Chief Executive Officer

MONARCH CAPITAL MASTER PARTNERS VI LP

By: Monarch Alternative Capital LP, as investment adviser

By:	/s/ Michael Weinstock
Name: Michael Weinstock
Title: Chief Executive Officer

MONARCH CUSTOMIZED OPPORTUNISTIC FUND – SERIES 1 LP

By: Monarch Alternative Capital LP, as investment adviser

By:	/s/ Michael Weinstock
Name: Michael Weinstock
Title: Chief Executive Officer
Signature Page to Talen Energy Corporation Registration Rights Agreement

MONARCH DEBT RECOVERY MASTER FUND LTD

By: Monarch Alternative Capital LP, as investment adviser

By:	/s/ Michael Weinstock
Name: Michael Weinstock
Title: Chief Executive Officer

MONARCH V SELECT OPPORTUNITIES MASTER FUND LP

By: Monarch Alternative Capital LP, as investment adviser

By:	/s/ Michael Weinstock
Name: Michael Weinstock
Title: Chief Executive Officer

NUVEEN ASSET MANAGEMENT, LLC, as investment adviser on behalf of certain funds/accounts, severally and not jointly

By:	/s/ Stuart J. Cohen
Name: Stuart J. Cohen
Title: MD & Head of Legal

RUBRIC BSR FUND LLC

By: Rubric Capital Management LP, its Manager

By:	/s/ Michael Nachmani
Name: Michael Nachmani
Title: Authorized Signatory
Signature Page to Talen Energy Corporation Registration Rights Agreement

RUBRIC CAPITAL MASTER FUND LP

By: Rubric Capital Management LP, its Manager

By:	/s/ Michael Nachmani
Name: Michael Nachmani
Title: Authorized Signatory

TWO SEAS CAPITAL LP ON BEHALF OF FUNDS AND ENTITIES IT MANAGES

By:	/s/ Sina Toussi
Name: Sina Toussi
Title: Managing member of Two Seas Capital GP LLC, its general partner

RAVEN POWER HOLDINGS LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Signatory

CIR ENERGY JADE, LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Signatory

SAPPHIRE POWER HOLDINGS, LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Signatory
Signature Page to Talen Energy Corporation Registration Rights Agreement